Dated 5th November 2001


                        THALES CONTACT SOLUTIONS LIMITED      (1)

                           INSTEM TECHNOLOGIES LIMITED        (2)


                             ----------------------
                                  MANUFACTURING
                                    AGREEMENT
                             ----------------------


                                     [LOGO]
                              ADDLESHAW BOOTH & CO

                                    CONTENTS

Clause                               Heading                                Page

1    Definitions and Interpretation .......................................... 1
2    Term .................................................................... 5
3    Appointment ............................................................. 5
4    Grant of rights and use of assets ....................................... 6
5    Technical Assistance .................................................... 6
6    Quality ................................................................. 6
7    Forecasts and Purchase Orders ........................................... 8
8    Delivery ................................................................ 9
9    Passing of property and risk ........................................... 10
10   Payment ................................................................ 10
11   Verification of the Established Manufacturing Costs .................... 10
12   Prices for Products in the first Contract Year ......................... 12
13   Prices for Products in subsequent Contract Years ....................... 12
14   Minimum payments to Instem ............................................. 13
15   Payments by Instem to Thales ........................................... 14
16   Thales' undertakings ................................................... 14
17   Improvements ........................................................... 15
18   Intellectual Property .................................................. 15
19   Service, repair and delivery ........................................... 15
20   Confidential information ............................................... 16
21   Termination ............................................................ 17
22   Consequences of termination ............................................ 17
23   Force majeure .......................................................... 17
24   Limitation on liability ................................................ 18
25   Dispute resolution ..................................................... 18
26   Waiver ................................................................. 18
27   Notices ................................................................ 19
28   Scope of agreement ..................................................... 19
29   Assignment ............................................................. 19
30   Relationship between parties ........................................... 20
31   The Contracts (Rights of Third Parties) Act 1999 ....................... 20
32   Severance .............................................................. 20
33   Entire agreement ....................................................... 20
34   Applicable law and jurisdiction ........................................ 20

Schedule

1    Initial Products ....................................................... 21
2    Existing Purchase Orders ............................................... 36
3    Final Test Specification ............................................... 50
4    Service and Repair Facility ............................................ 51
5    Estimate of the Established Manufacturing Costs ........................ 53
6    Estimated Prices ....................................................... 59
7    Service Costs .......................................................... 71
8    Minimum Lead Times for Products ........................................ 74
9    Manufacturing Practices and Procedures ................................. 75

This Agreement is made on          5th November                             2001

Between

(1) THALES CONTACT SOLUTIONS LIMITED a company incorporated in England with number 560700 whose registered office is at Western Road, Bracknell, Berkshire RG12 1RG ("Thales"); and

(2) INSTEM TECHNOLOGIES LIMITED a company incorporated in England with number 3548213 whose registered office is at Unit 6, Rutherford Court, Staffordshire Technology Park, Beaconside, Stafford ST18 0AR ("Instem")

Whereas

(A) Thales and Instem have today entered into an agreement (the "Asset Sale Agreement") for the sale and purchase of the manufacturing business carried on by Thales (the "Business").

(B) Notwithstanding the sale of the Business pursuant to the Asset Sale Agreement, Thales has an ongoing requirement for certain products to be manufactured by the Business.

(C) Accordingly, Thales has agreed to appoint Instem as its sole and exclusive manufacturer and supplier of such products on the terms and conditions of this Agreement.

It is agreed as follows

1    Definitions and Interpretation

1.1  (a)  In this Agreement:

          "Actual Level of Business" means, in respect of any Contract Year, the aggregate invoice value of all Products which are the subject of Purchase Orders submitted by Thales to Instem pursuant to this Agreement for delivery during that Contract Year, but excluding amounts to be invoiced pursuant to clause 19, and excluding VAT and excluding the amount of any Manufacturing Management Charge

          "Business Day" means a day which is not a Saturday or Sunday or a bank or other public holiday in England

          "Commencement Date" means the date of this Agreement

          "Competing Products" means any products which are considered by users as equivalent to the Products in view of their characteristics and price and intended use

          "Contract Year" means a period of twelve successive months during the Life of this Agreement commencing on the Commencement Date or an anniversary of that date

          "Established Manufacturing Costs" means the aggregate amount of the manufacturing costs of the Business (excluding costs of components and materials), the service and repair costs and the delivery service costs which, as at the Commencement Date, the Parties anticipate will be incurred by Instem during the first Contract Year, an estimate of which is set out at Schedule 5

          "Estimated Price" means, in respect of any Product, the estimated price to be charged by Instem to Thales for the manufacture of that Product during the first Contract Year, details of which are set out at Schedule 6 and which are based on the Established Manufacturing Costs plus the costs of components and materials for that Product

          "Existing Purchase Orders" means the purchase orders submitted to Instem by Thales in respect of Products which are already in the course of manufacture as at the Commencement Date, details of which are set out in Schedule 2

          "Final Test Specification" means, in relation to any Product, the final technical testing specification for such Product as agreed between the Parties and details of which are set out in Schedule 3, as from time to time as amended, modified or updated from time to time by agreement between the Parties in writing

          "Force Majeure" means any circumstances outside a party's reasonable control, including, without limitation, Act of God, industrial disputes (other than any industrial dispute occurring at the Property by reason of any action taken by Instem after the Commencement Date), fire, flood, lightning, war revolution act of terrorism, riot, civil commotion, failure of power supplies shortage of fuel, transport, equipment, raw materials or other goods and services

          "Forecast Meeting" means a meeting held by the Parties pursuant to clause 7.1 of this Agreement, the first of which will be held on or before 13 November 2001

          "Independent Accountant" means such firm of independent chartered accountants as Instem and Thales may agree within 10 Business Days of a request by either of them or, failing such agreement within such time, as the President for the time being of the Institute of Chartered Accountants in England and Wales may nominate on the application of Instem or Thales

          "Initial Know-How" means all information in the possession and control of Thales which is not generally known and which relates to the development and manufacture of the Initial Products, including, without prejudice to the generality of the foregoing, information of manufacturing and formulae and assembly processes and techniques, designs, drawings, diagrams, component and material specifications

          "Initial Level of Business" means the sum of (pound)18,132,018 (being the aggregate invoice value of all Products which the Parties expect to be the subject of Purchase Orders submitted by Thales to Instem pursuant to this Agreement for delivery during the first Contract Year, excluding amounts to be invoiced pursuant to clause 19 and excluding VAT and excluding any Manufacturing Management Charge) and which is taken into account in the calculation of the Established Manufacturing Cost set out in Schedule 5

          "Initial Products" means Products of the types currently being manufactured by the Business as at the Commencement Date

          "Intellectual Property" means any and all trade or brand names, computer programs, copyright design copyright, legal, know-how confidential information, patents, registered designs, trade marks and service marks (whether registered or not), applications for the protection of any of the foregoing and rights to apply for any of the foregoing

          "Intellectual Property Rights" means any and all rights in respect of any Intellectual Property

          "Know-How" means all information in the possession and control of Thales which is not generally known and which relates to the development and manufacture of the Products, including, without prejudice to the generality of the foregoing, information on manufacturing and formulae and assembly processes and techniques, designs, drawings, diagrams, component and material specifications, together with all improvements and new applications thereto from time to time devised by or on behalf of Thales

          "Life of this Agreement" means the period commencing on the Commencement Date and expiring on the date upon which this Agreement terminates in accordance with this Agreement

          "Loaded Hours" means, in respect of any Contract Year, the total number of hours spent by Instem employees in the manufacture of Products delivered to Thales in that Contract Year

          "Loan" means the loan outstanding from Instem to Thales from time to time pursuant to the Loan Agreement

          "Loan Agreement" means the loan agreement entered into by Instem and Thales on the date of this Agreement, in the agreed form

          "Manufacturing Management Charge" means in relation to a cost, 3 per cent of that cost

          "Minimum Lead Time" means, in respect of any Product, the minimum period between receipt by Instem of a Purchase Order for that Product and the date on which that Product may be delivered to Thales, as specified in Schedule 8, or as agreed in writing between the Parties

          "Net Sales Profit" means the net profit before interest and taxation generated by Instem in any year from the manufacture and sale of Products and the provision of Services pursuant to this Agreement

          "New Products" means any new Products required by the Thales Business to be manufactured by Instem from time to time whether to replace the Initial Products or otherwise, together with any improvements or modifications to the Initial Products or the Products

          "Parties" means the parties to this Agreement

          "Products" means all and any products which are required by the Thales Business for onward sale or supply to its customers from time to time (and including, for the avoidance of doubt, the Initial Products and the New Products)

          "Property" means the Business' premises at Hardley Industrial Estate, Hythe or such other property from which the Business operates from time to time

          "Purchase Order" means an order placed by Thales for the supply of Products

          "Received Amount" means, in respect of any Contract Year, the aggregate value of all invoices submitted by Instem to Thales pursuant to this Agreement, together with the aggregate value of all additional invoices which would have been submitted by Instem to Thales had all of the Products which were the subject of valid Purchase Orders specifying delivery in that Contract Year been delivered on the required date, but excluding in each case:

          (a) the cost of all materials and components comprised in the Products which are the subject of such invoices and

          (b)  VAT and

          (c)  any Manufacturing Management Charge,

          and subject to any adjustment thereto agreed in writing between the Parties

          "Services" means the services to be provided by Instem to Thales pursuant to clause 19


          "Service Costs" means the costs for the Service Facility as agreed between the Parties, particulars of which are set out in Schedule 7, as amended, modified or updated from time to time in accordance with clause 19.3

          "Service Facility" means the service and repair facility to be established by Instem pursuant to clause 19

          "Thales Business" means the business of the provision of record and replay solutions carried on by Thales from time to time

          "Tools and Test Equipment" has the meaning given in the Asset Sale Agreement

          "VAT" means Value Added Tax

     (b) reference to a document as "in the agreed form" means that document in a form agreed and a copy of which has been initialled for the purposes of identification by or on behalf of the parties hereto;

     (c) the masculine gender includes the feminine and neuter and the singular number includes the plural and vice versa;

     (d) references to clauses and schedules are references to clauses of and schedules to this Agreement;

     (e) words and phrases the definitions of which are contained or referred to in part XXVI of the Companies Act 1985 shall be construed as having the meaning thereby attributed to them;

     (f) "person" includes any individual, company, corporation, firm, partnership, joint venture, association, organisation or trust (in each case whether or not having separate legal personality) and references to any of the same shall indicate a reference to the others;

     (g) a person shall be deemed to be "associated with" another person or an "associated person" of that other person if such person is an associate of the other person within the meaning of section 435 Insolvency Act 1986;

     (h) references in this Agreement to statutory provisions shall be construed as references to those provisions as respectively replaced amended or re-enacted (whether before or after the date hereof) from time to time and shall include any provisions of which they are re-enactments (whether with or without modification) and any subordinate legislation made under such provisions save to the extent that such replacements, amendments or re-enactments taking effect after the date hereof would impose any greater obligations or liabilities on or reduce the benefit to any party hereunder.

1.2 The schedules form part of and are incorporated in this Agreement and shall be of full force and effect.

1.3 Headings and sub-headings are included for ease of reference only and shall not affect the interpretation of this Agreement.

2    Term

2.1 This Agreement shall commence on the Commencement Date and subject to the provisions for early termination set out below shall continue for a period of 5 years and thereafter unless and until either Party shall give to the other 12 calendar months' written notice of its intention to terminate, such notice to expire on the fifth anniversary of the Commencement Date or at any time thereafter.

3    Appointment

3.1 Thales hereby appoints Instem as Thales' sole and exclusive manufacturer and supplier of Products upon and subject to the terms and conditions set out in this Agreement.

3.2 Thales shall (until termination of this Agreement in accordance with its terms):

     (a)  purchase all of its Products from Instem;

     (b)  not purchase Competing Products from anyone other than Instem; and

     (c)  not manufacture the Products itself.

3.3 Instem agrees to supply the Products to Thales in accordance with the terms of this Agreement.

3.4 Instem agrees that those Initial Products which are already in the course of being manufactured as at the Commencement Date, and those Initial Products which are the subject of a Purchase Order submitted by Thales within three months after the Commencement Date, shall be supplied by Instem to Thales in accordance with the manufacturing practices, procedures and workmanship standards prevailing in the Business during the period of six months preceding the Commencement Date, and details of which are set out in Schedule 9.

4    Grant of rights and use of assets

4.1 Thales hereby grants to Instem the exclusive right to use the Know-how and the Initial Know-how.

4.2 Thales shall, during the Life of this Agreement, make the Tools and Test Equipment available for use by Instem exclusively for the purposes of the Business, at no cost to Instem. The Tools and Test Equipment shall be returned by Instem to Thales following the termination of this Agreement.

5    Technical Assistance

5.1 On the execution of this Agreement Thales shall forthwith disclose the Initial Know-How to Instem and to this end Thales shall provide Instem with copies of documents and any other media which record or otherwise relate to the Initial Know-How as necessary.

5.2 Thales shall promptly provide to Instem full written details of any additions developments, modification or updates to the Initial Know-How and of any Know-How other than the Initial Know-How that arises from time to time.

5.3 Thales hereby agrees that, for a period of six months commencing on the Commencement Date, at Instem's reasonable request, it will make available at the Property suitable members of its staff to train a reasonable number of Instem employees in:

     (a)  the processes involved in the manufacture of the Products;

     (b)  the use of the Know-How; and

     (c)  the exploitation of the Patents.

5.4 Thales hereby agrees that it shall, from time to time, at Instem's reasonable request provide Instem with such information, technical assistance and support on such subjects (including updates on Initial Products and training on New Products) as Instem may reasonably require (including, for the avoidance of doubt, making available at the Property suitable members of its engineering staff).

6    Quality

6.1  Instem agrees that it shall manufacture each Product so as to conform with:

     (a) the configuration specified by Thales in the Purchase Order relating to that Product; and

     (b)  its Final Test Specification.

6.2 Thales shall be entitled to conduct sample tests of Products, on the following terms:

     (a) Thales shall give not less than 24 hours notice of its intention to conduct such a test, which will take place at the Property, during normal working hours;

     (b) a maximum of 20 per cent of the Products manufactured in a given week may be subjected to testing;

     (c) the Products tested shall be those which have received a final test by Instem and are awaiting despatch;

     (d)  any test failure shall be categorised as one of the following:

          (i)   Grade A Failure - Product fails to function;

          (ii) Grade B Failure - Product functions but is not to required build standard or current specification;

          (iii) Grade C Failure - Product bears cosmetic defects only but otherwise functions satisfactorily.

6.3 If Thales identifies any Product as a Grade A Failure, Thales may require Instem to carry out repeat testing on all Products of the same Product type which are awaiting despatch having previously passed final test. The scope of such testing shall be determined by Thales. Pending the outcome of any such testing, Thales may issue a "Hold Order" in respect of that Product type, which shall suspend all deliveries of that Product type pending resolution of the fault.

6.4 If the outcome of testing undertaken pursuant to clause 6.3 is that a Grade A Failure was due to a manufacturing defect, Thales may require additional testing to be performed in order to establish, to the reasonable satisfaction of Thales, that such defect has been corrected. Any Products delivered late as a consequence of the investigations into such a Grade A Failure shall be counted for the purposes of clause 8.4.

6.5 If the outcome of testing undertaken pursuant to clause 6.3 is that a Grade A Failure was not due to a manufacturing defect, the cost of investigation and remedial work required to resolve the failure shall be borne by Thales, and Products withheld from delivery as a consequence of such failure shall not be counted as late deliveries for the purpose of clause 8.4.

6.6 If Thales identifies a Grade A failure in respect of any Product, Thales may require Instem to undertake a programme of corrective action specified by Thales, in a timescale agreed between the Parties, in order to avoid that failure recurring. If that same Grade A failure is repeated, after the time has passed within which Instem was required to implement corrective action, then Thales shall be entitled to require Instem, by notice in writing, to implement such corrective action by a date specified by Thales in such notice (but which shall allow Instem a reasonable period to do so). If Instem thereafter fails to act in accordance with such notice, Thales may terminate Instem's exclusive appointment under this Agreement in respect of the Product in which the Grade A failure occurred.

6.7 If, having terminated Instem's exclusive appointment in respect of a Product pursuant to clause 6.6, Thales ceases to order that Product to be manufactured by Instem

     Thales may require Instem to deliver to Thales such of the items of Tools and Test Equipment as relate to the manufacture of that Product and no other Products.

7    Forecasts and Purchase Orders

7.1 By the tenth Business Day of each calendar month, Thales shall provide Instem with its estimate in writing of its anticipated requirements for each type of Product for each of the following four calendar months (a "Forecast Period"). Within 10 Business Days of receipt of this estimate by Instem, representatives of the Parties shall meet to discuss and endeavour to agree the estimate (each agreed estimate being hereinafter referred to as a "Forecast").

7.2 If Thales shall advise Instem in writing of a variation to a Forecast (a "Revised Forecast") Instem shall use its reasonable endeavours to comply with the Revised Forecast, provided always that Instem gives no guarantee or undertaking as to its ability to comply with the Revised Forecast and shall accept no liability for any loss resulting to Thales from late or non-delivery of the Products the subject of the Revised Forecast.

7.3 Subject to clause 7.4, Thales may place Purchase Orders with Instem, from time to time, which shall constitute firm orders by Thales to Instem for the manufacture of the Products specified therein, and which shall specify Thales s required date for delivery of such Products, which shall not, unless Instem agrees otherwise in respect of any particular Purchaser Order, be earlier than the date of expiry of the Minimum Lead Time for the relevant Product(s).

7.4 Thales's ability to place Purchase Orders shall, unless Instem agrees otherwise in respect of any particular Purchaser Order, be limited as follows:

     (a) the maximum volume of any Product type which may be ordered by Thales for delivery in any month shall not exceed 120% (one hundred and twenty per cent) of the requirement for that Product type specified in the most recent Forecast for that month;

     (b) the maximum aggregate volume of any Product type which may be ordered by Thales for delivery in the second, third and fourth months of any Forecast Period may not exceed its total requirements for that Product type in the preceding Forecast, less the number of Products of that type delivered by Instem in the first month of the current Forecast Period; and

     (c) the maximum aggregate volume of any Product type which may be ordered by Thales for delivery in all months of any Forecast Period may not exceed its total requirements for that Product type specified in the current Forecast.

7.5 Instem shall be entitled to purchase or commit to purchase such stock and/or materials and to generate such work-in-progress, as the Business may require in order to enable Instem to satisfy each Forecast. If Instem purchases or commits to purchase stock and/or materials which are or will become obsolete because either:

     (a) a Revised Forecast involves a reduction in Thales' requirements for Products from those stated in the original Forecast; or

     (b) Purchase Orders placed by Thales in any period do not order the volume of Products reflected in the Forecast for that period (whether or not Thales has advised Instem of a Revised Forecast),

     then Instem may notify Thales that such items are or are likely to become obsolete. Thales may purchase any such items of stock from Instem, on payment to Instem of an amount equal to the cost to Instem of purchasing the relevant items. If Thales does not purchase such items, and Instem is required to write off the whole or any part of the value of such items in its books, then Thales shall pay to Instem an amount equal to the value so written off. Any such payment may, if the parties so agree, be satisfied by a partial release by Thales of Instem's liability to repay the Loan pursuant to the Loan Agreement. Unless otherwise agreed between the Parties, an item of stock and/or materials shall be deemed to be obsolete if it has not been used within 12 months after the date on which it was purchased, save for Last Buy Items to which the utilisation periods set out in Schedule 6 of the Asset Sale Agreement shall apply.

8    Delivery

8.1 Instem shall supply the Products (suitably packed) ex works the Property. The price to be paid for the Products pursuant to clause 12 shall be exclusive of the cost of pallets, packing cases, drums or other articles used for packing the Products which Thales shall be additionally liable to pay.

8.2 All Products are to be accompanied by a detailed advice note stating the purchase order number and giving full particulars of the Products supplied.

8.3 Instem shall use its reasonable endeavours to supply the Products by the date (if any) specified by Thales when placing the relevant Purchase Order pursuant to clause 7.3. Instem shall notify Thales as soon as reasonably practicable if Instem has reason to believe that there may be a delay in the delivery of the Products and shall provide Thales with reasonable details of the cause, and likely duration, of such delay.

8.4 If any Products ordered by Thales for delivery on any date falling after 1 January 2002 are delivered by Instem later than the fifth Business Day after the date specified therefor by Thales in the relevant Purchase Order, then Instem will be liable to make payment to Thales on the following terms:

     (a) for every complete period of five Business Days by which a Product is delivered late, up to a maximum of twenty Business Days, Instem will be liable to pay Thales 0.25% (one quarter of one per cent) of the invoice value (excluding VAT) of the Products which are delivered late;

     (b) Instem shall not be liable to make payment to Thales pursuant to this clause 8.4 to the extent that the late delivery of Products is attributable to an event of Force Majeure;

     (c) Instem shall only be liable to make payment to Thales pursuant to this clause 8.4 if, in respect of any quarter of any Contract Year, 30% (thirty per cent) or more of the Products due to be delivered to Thales during that quarter were delivered more than five Business Days after the due date for delivery;

     (d) any amounts due to Thales pursuant to this clause 8.4 shall be calculated and aggregated for each successive quarter of each Contract Year and shall be paid by Instem within five Business Days after demand therefor made by Thales.

8.5 Instem shall, without prejudice to clause 23.1, be entitled to delay delivery or to reduce the amount of Products delivered if and to the extent that it is prevented from or hindered in or delayed in manufacturing, obtaining or delivering the Products by normal means due to Force Majeure.

8.6 If for any reason Thales is unable to collect the Products at the time when the Products are due and ready for delivery, Instem shall, if its storage facilities permit store the Products and take reasonable steps to prevent damage to them until their actual collection by Thales and Thales shall be liable to Instem for the reasonable cost [(including insurance)] of Instem so doing.

9    Passing of property and risk

9.1 Title to and risk of damage to or loss of the Products shall pass to Thales on delivery of the Products pursuant to clause 8.1 and Thales shall be solely responsible for their custody and maintenance.

9.2 Pending payment of the full purchase price of the Products to Instem, Thales shall at all times keep the Products comprehensively insured against loss or damage by accident, fire, theft and other risks which it is commercially usual to insure against in an amount at least equal to the balance of the purchase price for the same from time to time remaining outstanding.

10   Payment

10.1 Instem shall submit to Thales a VAT invoice for all amounts payable by Thales to Instem pursuant to this Agreement, such invoices to include applicable VAT on the amounts due, at the prevailing VAT rate.

10.2 Thales agrees to pay the amount of any valid Instem invoice (without making any deduction or set off) by BACS or other electronic funds transfer in cleared funds for value on the 27th day of the calendar month following the month of invoice.

10.3 Payment of any monies due to Instem shall not be withheld by Thales if the delivery of the Products shall be subject to refusal, detention or confiscation by reason of the lack of proper import licence or failure to pay customs duties or any other default or omission of Thales.

10.4 Without prejudice to any other rights or remedies available to Instem when payment of any invoice is delayed, interest at the rate of 3 per cent per annum above the base lending rate from time to time of Bank of Scotland (to be calculated on a daily basis) shall be added on the amount of such invoice for the period of the delay.

11   Verification of the Established Manufacturing Costs

11.1 During the first Contract Year, Instem may request that the whole or any part of the Established Manufacturing Costs shall be re-calculated, in accordance with the provisions of clauses 11.2 to 11.9.


11.2 Instem may prepare and deliver to Thales a revised statement of the manufacturing costs which it anticipates would have been incurred during the first Contract Year which schedule shall be in substantially the same form as 0 to this Agreement ("Schedule of Revised Costs").

11.3 A Schedule of Revised Costs may be delivered to Thales by Instem at any time after 30 June 2002 and before 1 August 2002, provided that if a Schedule of Revised Costs shows costs in aggregate which exceed the aggregate costs stated in Schedule 5 by more than 5 per cent, Instem may deliver such Schedule of Revised Costs to Thales at any time before 1 August 2002.

11.4 Instem shall accord Thales and its authorised representatives (at its own reasonable cost) such assistance and facilities during normal working hours (including access to its books and records) as Thales may reasonably request for the purpose of reviewing the Schedule of Revised Costs and Thales shall be entitled to make such enquiries as it considers reasonably appropriate and by its authorised representatives to have access to the accounting records and sale and purchase invoices of the Business for the purposes of satisfying itself as to the matters in the Schedule 5 of Revised Costs.

11.5 As soon as reasonably practicable after delivery of the Schedule of Revised Costs to Thales pursuant to clause 11.1, Thales shall notify Instem in writing whether it agrees with the Schedule of Revised Costs.

11.6 If Thales notifies Instem that it agrees with the Schedule of Revised Costs, the costs specified in the Schedule of Revised Costs shall become the "Established Manufacturing Costs" for all purposes of this Agreement.

11.7 If Thales notifies Instem pursuant to clause 11.5 that it does not agree with the Schedule of Revised Costs, the Parties shall negotiate in good faith in a bona fide attempt to agree the Schedule of Revised Costs and, upon agreement of the same, the costs specified therein shall become the "Established Manufacturing Costs" for all purposes of this Agreement.

11.8 If after 30 Business Days from the date upon which Instem delivered the Schedule of Revised Costs to Thales there exists any aspect of the Schedule of Revised Costs which Instem and Thales have not agreed (a "Disputed Item") then:

     (a) either Thales or Instem may require that any Disputed Item be referred to the decision of the Independent Accountant;

     (b) the Independent Accountant shall act as an expert and not as an arbitrator and his decision in relation to any Disputed Item shall be final and binding on Thales and Instem in the absence of manifest error;

     (c) all of the costs of the Independent Accountant shall be shared equally Thales and Instem unless the Independent Accountant decides otherwise;

     (d) Thales and Instem shall each procure that the Independent Accountant is afforded all facilities and access to personnel, premises, papers, accounts records and such other documents as may reasonably be required by him in order to reach his decision;

     (e) Thales and Instem and/or their respective professional advisers shall each be entitled to make written submissions to the Independent Accountant in relation to any Disputed Item referred to him, provided that a copy of any such submission shall be supplied simultaneously to the other party; and

     (f) Thales and Instem shall each use all reasonable endeavours to procure that the Independent Accountant issues his determination within 30 Business Days of the initial reference to him under this clause 11.8 and shall accordingly co-operate with the Independent Accountant and with each other in agreeing and complying with any procedural requirements and any timetable suggested by the Independent Accountant or, if reasonable, by the other party.

11.9 Within 5 Business Days of any written determination being made by the Independent Accountant in relation to any Disputed Item, Instem and Thales shall jointly incorporate into the Schedule of Revised Costs the matters determined by the Independent Accountant (together with any adjustments which may have separately been agreed in writing between Instem and Thales and any other adjustments which arise as a direct consequence of the matters determined by the Independent Accountant) and the costs specified in the Schedule of Revised Costs, as amended shall become the "Established Manufacturing Costs" for all purposes of this Agreement.

12   Prices for Products in the first Contract Year

12.1 During the first Contract Year, the price to be charged for the manufacture and supply of any Product shall be the Estimated Price of that Product, plus the Manufacturing Management Charge applicable to that price.

12.2 If, by the operation of clause 11 of this Agreement, the amount of the Established Manufacturing Costs is re-calculated and is an amount greater (or less) than the amount thereof set out in Schedule 5, Thales shall pay to Instem (or Instem shall pay to Thales) an amount equal to the excess (or the deficit), plus the Manufacturing Management Charge applicable to the amount of that sum, such payment to be made following delivery of an invoice therefor to the appropriate party.

12.3 During the first Contract Year, if Instem reasonably believes that the Estimated Price of any Product did not reflect any aspect of the actual cost of manufacture of that Product as at the Commencement Date, then Instem may propose a revised price for that Product and the Parties shall negotiate in good faith with a view to agreeing such revised price.

12.4 A revised price agreed pursuant to clause 12.3 shall thereupon become the Estimated Price for the relevant Product for the purposes of clause 12.1 and Instem shall be entitled to deliver an invoice to Thales in respect of the amount of the difference between the initial Estimated Price and the revised Estimated price agreed pursuant to clause 12.3, for all relevant Products delivered to Thales in the period from the Commencement Date to the date upon which the revised Estimated Price takes effect.

13   Prices for Products in subsequent Contract Years

13.1 At least 3 months prior to the commencement of the second Contract Year and each subsequent Contract Year, Thales shall provide to Instem a written estimate of Thales estimated requirements for Products to be manufactured during that Contract Year including the estimated volume required of each Product type.

13.2 Following receipt of Thales' estimate pursuant to clause 13.1, Instem shall provide to Thales a written statement of Instem's proposed price for the following Contract Year for each Product type included in Thales' estimate.

13.3 The proposed prices for the second and third Contract Years shall be based on the prices charged for Products in the first Contract Year. The proposed prices for the fourth Contract Year and all subsequent Contract Years shall be based on the prices charged for Products in the preceding Contract Year. If, for any Contract Year Instem proposes an increase in the price of any Product, Instem shall also supply to Thales, as appropriate:

     (a) evidence from relevant labour rate indices to support the proposed labour element of any price;

     (b) the effect of product mix variances on the rate of recovery of overheads;

     (c) evidence of specific enhancements or variations to the service or facilities offered by Instem, to support the proposed overhead element of any price; and

     (d) evidence of prices charged or to be charged by suppliers to support the product or component element of any price.

     Thereafter, the Parties shall negotiate in good faith with a view to agreeing the price to be applied to each Product to be manufactured by Instem in the relevant Contract Year ("Agreed Price"). Thales may request that it joins with Instem in negotiating the prices to be charged by suppliers for products or components to be purchased by Instem for installation in Products.

13.4 In respect of the fourth Contract Year and each subsequent Contract Year, Instem's proposed prices for that Contract Year may be increased so as to seek to achieve a maximum Net Sales Profit of 5 per cent. of sales.

13.5 During the second Contract Year, and each subsequent Contract Year the price to be charged for the manufacture and supply of any Product shall be the Agreed Price of that Product.

l3.6 From the first anniversary of the Commencement Date and during the remainder of Life of this Agreement, Instem shall be entitled to review and adjust the product or component element of any Agreed Price of any Product from time to time, but only to the extent necessary to take account of any variation to its costs resulting from market and/or economic forces (including, without limitation, variations in the cost of materials, exchange rate, valuations and alterations of duties) or from any changes made to any Specification or the structure of any Product, since the date of agreement or determination of the Agreed Price.

14   Minimum payments to Instem

14.1 After the end of each of the first, second and third Contract Years, Instem shall calculate the Received Amount for that Contract Year.

14.2 If the Received Amount in the first Contract Year is less than the amount of the Established Manufacturing Costs, Thales shall pay to Instem an amount equal to the shortfall, together with the Manufacturing Management Charge applicable to that shortfall.

14.3 If the Received Amount in the second Contract Year is less than the amount of the Established Manufacturing Costs, Thales shall pay to Instem an amount equal to the shortfall.

14.4 If the Received Amount in the third Contract Year is less than the amount of the Established Manufacturing Costs, Thales shall pay to Instem an amount equal to the shortfall.

14.5 For the purposes of clauses 14.3 and 14.4, Instem may adjust the amount of the Established Manufacturing Costs in order to take into account any variations in the costs and expenses falling within the categories which comprise the Established Manufacturing Costs and which are attributable to market and/or economic forces prevailing in the relevant Contract Year.

14.6 Instem confirms that if it is able to attract third party manufacturing businesses to the Hythe facility and is able to recover a proportion of the costs of operating that facility by carrying out that work, then to that extent it would not be Instem's intention to seek to enforce its entitlement to call on Thales to reimburse Established Manufacturing Costs which are not recovered via the manufacture of Products for Thales, whether pursuant to clauses 14.2, 14.3 or 14.4.

15   Payments by Instem to Thales

15.1 If the Actual Level of Business in the second Contract Year is equal to or greater than:

     (a)  the Actual Level of Business in the first Contract Year; and

     (b)  the Initial Level of Business

     and provided that Loaded Hours in the second Contract Year are greater than or equal to Loaded Hours in the first Contract Year, then Instem shall pay to Thales, within 30 days of calculation of the same, an amount equal to one half of the aggregate amount of the Manufacturing Management Charges received by Instem from Thales in the first Contract Year.

15.2 If the Actual Level of Business in the third Contract Year is equal to or greater than:

     (a)  the Actual Level of Business in the first Contract Year; and

     (b)  the Initial Level of Business

     and provided that Loaded Hours in the third Contract Year are greater than or equal to Loaded Hours in the first Contract Year then Instem shall pay to Thales, within 30 days of calculation of the same, an amount equal to one half of the aggregate amount of the Manufacturing Management Charges received by Instem from Thales in the first Contract Year.

15.3 If in any of the first three Contract Years Instem has earned a Net Sales Profit of at least 5 per cent Instem shall pay to Thales an amount equal to one half of that part of the amount of the Net Sales Profit which exceeds 5 per cent.

16   Thales' undertakings

16.1 Thales agrees:

     (a) that all consents, licences, approvals and permissions, statutory or otherwise as are or shall be required for the manufacture and supply of the Products and/or the New Products have been obtained and shall be maintained at Thales' own cost;

     (b) that the Initial Specification complies and the Specifications will comply strictly with the laws of the United Kingdom and Thales will keep Instem informed as to all requirements or proposals to amend requirements in this respect.

17   Improvements

l7.l If either Party shall devise any improvement to the Initial Know-How, Know-How or any development with respect to methods of manufacturing the Products (an "Improvement" it shall, as soon as reasonably practicable, disclose to Instem the nature and means of making use of the Improvement and shall grant to the other Party, without requiring payment of any royalty, a personal, exclusive right to use the Improvement while this Agreement remains in force on the terms already agreed in respect of the licence by Thales to Instem relating to Initial Know-How and the Know-How.

17.2 In the event that Thales develops a requirement for New Products, Thales hereby agrees immediately to notify Instem of this fact and agrees to grant to Instem the right to supply such New Products to Thales on an exclusive basis subject to the terms of this Agreement. Thales further agrees promptly to make available to Instem all information within Thales' possession or control that may assist Instem in the manufacturing and supply of the New Products (including, for the avoidance of doubt the granting of an exclusive right to use any Intellectual Property required for the manufacture and supply of the New Products).

18   Intellectual Property

18.1 The Parties hereby agree that the Initial Specification and the Specification (including the copyright, design right or other Intellectual Property Rights in them) shall, as between the Parties, be the property of Thales and Thales warrants that the use of the Initial Specification and the Specification shall not infringe the Intellectual Property Rights of any third party.

18.2 Thales shall indemnify Instem against all costs, claims, losses, expenses and damages incurred by Instem arising directly or indirectly out of any infringement or alleged infringement of the Intellectual Property Rights of any third party as a result of the manufacture or supply of the Products if such Product are made to the Initial Specification or Specification, as appropriate.

19   Service, repair and delivery

19.1 Instem will establish a facility at the Property for the service and repair of the Products, which facility shall be operated in accordance with the procedures and guidelines set out at Schedule 4.

19.2 The fee to be charged by Instem for the Service Facility shall be:

     (a)  the Service Costs; and

     (b) the cost to Instem of all materials and components used in the repair or servicing of Products; and

     (c) the Manufacturing Management Charge applicable to the costs referred to in (a) and (b) above.

          If Instem obtains from any supplier of components or materials replacement items to install in Products which have been returned for repair or replacement, at no cost (or a reduced cost) to Instem, or obtains any similar benefit as a consequence of having received defective components or materials from a supplier, then Instem shall reflect such savings or benefits in the amounts charged to Thales pursuant to this clause 19.2.

19.3 At the end of each Contract Year, the Parties, acting reasonably, shall review and adjust the Service Costs and, for the following Contract Year, the "Service Costs" for the purposes of this clause shall be the Service Costs as agreed between the Parties.

19.4 The costs to be charged for. the Service Facility shall be invoiced to Thales by Instem in twelve equal monthly instalments, each of which invoices shall be payable in accordance with clause 10.

19.5 The Parties hereby acknowledge that the costs to be charged for the Service Facility from time to time may also need to be adjusted by agreement between the Parties to take into account the extent to which:

     (a)  the Service Facility is provided by Instem to third parties; and/or

     (b) the Service Costs for a particular Contract Year are higher than the costs reasonably anticipated by the Parties because of Instem failure to manufacture the Products to the Specification.

19.6 Instem shall make available to Thales a delivery van plus driver for the purpose of making deliveries of Products at Thales direction, on the following terms:

     (a)  Instem shall maintain insurance cover for the vehicle and the driver;

     (b)  Thales shall be responsible for insuring any Products in transit;

     (c) Instem shall charge Thales a fee of (pound)5,136 per month for the provision of the Service, plus the expenses incurred in operating it, including fuel costs and driver accommodation expenses; and

     (d) at the end of each Contract Year, the Parties, acting reasonably, shall review and adjust the delivery costs for the following Contract Year.

20   Confidential information

20.1 Each of the Parties will during the Life of this Agreement and after its termination for whatsoever reason maintain at all times strict secrecy and confidentiality concerning the business affairs of the other as may come to its knowledge and without prejudice to the generality of the foregoing, will, in particular:

     (a) not disclose to any third party, except in the course of its duties under this Agreement any information concerning the terms and conditions contained in this Agreement;

     (b) not disclose any information concerning methods of manufacture, turnover production costs, sale or promotion of the Products including in particular information as to the identity of or prices charged to customers or any other such information as may reasonably be deemed to be of value to a competitor and to use such information only for the purposes of this Agreement;

     (c) take all reasonable steps including the insertion of relevant clauses in contracts of employment to prevent disclosure as aforesaid by employees of either party; and

     (d) safeguard and protect all documents of a confidential nature from and against damage, theft, loss or from perusal by unauthorised persons.

20.2 The restrictions contained in clause 20.1 shall not apply to any information which:

     (a) is at the Commencement Date, or subsequently becomes, public knowledge other than through breach of clause 20.1; or

     (b) can be shown by the Party intending to disclose such information to have been known to it prior to its disclosure under this Agreement.

21   Termination

21.1 Without prejudice to any other rights which may have accrued up to the date of termination, either Party may, by notice in writing, terminate this Agreement forthwith:

     (a) if the other commits an irremediable breach of any of the provisions of this Agreement or if, having committed a remediable breach, fails to remedy the same within 30 days of receiving written notice requiring it to do so; or

     (b) if the other enters into liquidation (whether compulsory or voluntary) or has a receiver, administrator, administrative receiver or manager appointed over all or any part of its assets; or

     (c)  in accordance with clause 5.5 of the Asset Sale Agreement.

22   Consequences of termination

22.1 Upon termination of this Agreement for whatever cause:

     (a) Thales shall purchase from Instem at the then prevailing price all of the Products at that time the property of Instem which have been manufactured by Instem in accordance with clause 6 of this Agreement;

     (b) following repayment of the Loan, Thales shall purchase from Instem at the then prevailing price all of the remaining Stock (as defined in the Loan Agreement) (if any);

     (c) each party shall return to the other or otherwise dispose of as the other shall direct all of the Products at that time the property of the other, all copies of documents of a secret or confidential nature relating to the implementation of this Agreement.

23   Force majeure

23.1 If the performance by a party of its obligations under this Agreement, other than the payment of money, is delayed or prevented due to Force Majeure that party shall be excused performance of such obligation for as long as and to the extent that the effects of the circumstance of Force Majeure continue.

24   Limitation on liability

24.1 Instem shall not be liable for any costs, claims, damages or expenses, whether arising out of any tortious act or omission, any breach of contract or statutory duty, of an indirect or consequential nature or that are calculated by reference to profits, income production or accruals or loss of such profits, income, production or accruals or by reference to accrual of such costs, claims, damages or expenses on a time basis.

24.2 The aggregate liability of Instem in each Contract Year (whether in contract or for negligence or breach of statutory duty or otherwise howsoever) to Thales under or in connection with this Agreement shall be limited to and in no circumstances shall exceed the sum of (pound)2,000,000 (two million pounds sterling).

24.3 Instem shall not be liable to the extent that the subject of a claim:

     (a) is recovered by Thales under the terms of any insurance policy (apart from any excess applicable to the relevant insurance);

     (b) has been or is made good or is otherwise compensated for without cost to Thales.

24.4 Nothing in this Agreement shall operate so as to exclude or in any way limit either party's liability for fraud, or for death or personal injury caused by its negligence, or any other liability that may not be excluded for limited as a matter of English law.

24.5 Neither Party shall be liable for any default under this Agreement due to any Force Majeure.

25   Dispute resolution

25.1 Each Party shall appoint an appropriate person (each a "Contract Manager" and together the "Contract Managers") to manage all matters arising under or in connection with this Agreement and to monitor the general operation of this Agreement.

25.2 The Parties' operational teams shall use their best endeavours to resolve any dispute or difference of whatever nature howsoever arising under out of or in connection with this Agreement within 10 Working Days of such dispute or difference being identified and notified to the other Party, or such shorter period as may be agreed by the Parties.

25.3 In the event that the Parties' operational teams are unable to resolve such dispute or difference, the operational teams shall refer the problem or query to the Contract Managers.

25.4 In the event that the Contract Managers are unable to resolve such dispute or difference within 10 Working Days of referral or such shorter period as may be agreed by the Parties the Contract Managers shall refer the problem or query to a nominated director of each of the Parties.

26   Waiver

26.1 Delay in exercising, or a failure to exercise, any right or remedy in connection with this Agreement shall not operate as a waiver of that right or remedy. A single or partial exercise of any right or remedy shall not preclude any other or further exercise of that right or remedy, or the exercise of any other right or remedy. A waiver of a breach of this Agreement shall not constitute a waiver of any subsequent breach.

27   Notices

27.1 A notice, approval, consent or other communication in connection with this Agreement ("Notice") shall be in writing and may be served personally or delivered or sent by pre-paid ordinary post to the registered office address of the relevant party from time to time or transmitted to the fax number (if any) of the relevant party as specified below or, if the addressee notifies another address or facsimile number, in accordance with this Agreement to that address or facsimile number:

     (a)  if to Instem:

          Fax No:        01785 616600

          Attention:     Mr D M Sherwin

     (b)  if to Thales:

          Fax No:        08707 224042

          Attention:     Mr J Malins

28   Scope of agreement

28.1 Each of the Parties acknowledges that it is not entering into this Agreement in reliance upon any representation, warranty, collateral contract or other assurance (except those set out in this Agreement and the documents referred to in it) made by or on behalf of any other party before the execution of this Agreement. Each of the Parties waives all rights and remedies which, but for this clause, might otherwise be available to it in respect to any such representation, warranty, collateral contract or other assurance provided that nothing in this clause 28.1 shall limit or exclude any liability for fraud.

28.2 Each Party shall at its own cost do and execute, or arrange for the doing and executing of, each necessary act, document and thing reasonably requested of it by the other Party from time to time to implement this Agreement.

28.3 No variation of this Agreement shall be effective unless it is in writing and executed by or on behalf of each of the Parties.

29   Assignment

29.1 Instem shall be entitled to sub-contract its rights under this Agreement in whole or in part with the prior written consent of Thales, such consent not to be unreasonably withheld or delayed.

29.2 Instem shall not be entitled to assign or transfer its rights under this Agreement in whole or in part without first obtaining Thales' consent in writing.

29.3 Thales shall not be entitled to assign, transfer or sub-contract its rights under this Agreement in whole or in part without first obtaining Instem's consent in writing.

30   Relationship between parties

30.1 Nothing in this Agreement shall constitute or be deemed to constitute a partnership or other form of joint venture between the Parties or constitute or be deemed to constitute either Party the agent or employee of the other for any purpose whatsoever.

31   The Contracts (Rights of Third Parties) Act 1999

31.1 No person who is not a party to this Agreement is entitled to enforce any of its terms whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise.

32   Severance

32.1 The Parties intend each provision of this Agreement to be severable and distinct from the others. If a provision of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, the Parties intend that the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

33   Entire agreement

33.1 This Agreement sets out the entire agreement and understanding between the Parties relating to the matters contemplated by this Agreement, and all conditions, terms and warranties, whether express or implied, are excluded to the fullest extent permitted by law if they are not expressly set out in this Agreement.

34   Applicable law and jurisdiction

34.1 This Agreement is governed by, and shall be interpreted in accordance with, English law.

34.2 Each party irrevocably submits to the exclusive jurisdiction of the English Courts in relation to all matters arising out of or in connection with this Agreement.

In Witness whereof this Agreement has been entered into on the day and year first above written.

Signed by:                              )
duly authorised for and on behalf of    )
THALES CONTACT SOLUTIONS                )
LIMITED                                 )    /s/
                                         -----------------------

Signed by:
                                        )
duly authorised for and on behalf of    )
INSTEM TECHNOLOGIES LIMITED             )    /s/
                                         -----------------------

PTS 185-100                      Tienna Issue A                     Page 1 of 15


--------------------------------------------------------------------------------
                   PRODUCTION TEST SPECIFICATION, PTS 185-100

                          P185 Renaissance - Release 6

                             Tienna Recorder Build
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                             AMENDMENT RECORD LIST
--------------------------------------------------------------------------------
Issue      No. of     Date       Name        Details
           sheets
--------------------------------------------------------------------------------
A          15         11/06/01   P.Joyce     Document originated





--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Author: P.J.Joyce             Approved:                     Authorised:


Date: 24/07/01                Date:                         Date:
--------------------------------------------------------------------------------


            Thales Contact Solutions Limited : Company Confidential

PTS 185-100                      Tienna Issue A                     Page 2 of 15


                                    CONTENTS
Item                                                                        Page

40185-100-10 TIENNA .......................................................... 4

  1.   TEST EQUIPMENT & DOCUMENTATION REQUIRED ............................... 4
  2.   PRELIMINARY CHECKS AND SET-UP ......................................... 4
  3.   INITIAL BUILD ......................................................... 5
  4.   CHASSIS TEST .......................................................... 5
  4.1  FIT PSUs .............................................................. 5
  4.2  MAINS SAFETY TESTS (REAR CHASSIS ASSEMBLY ONLY) ....................... 5
  4.3  POWER UP (REAR CHASSIS ASSEMBLY ONLY) ................................. 5
  5.   INITIAL FUNCTIONAL CHECKS ............................................. 6
  6.   CONFIGURING THE TIENNA RAID DRIVES .................................... 8
  7.   INSTALLATION OF THE PROCESSOR MODULE ................................. 10
  8.   CONFIGURING THE TIENNA SCSI BIOS ..................................... 11
  9.   INSTALLATION OF THE HEALTH MONITOR ................................... 11
  10.  INSTALLING DSP, PCM32, ISDN & SS7 LINE CARDS ......................... 11
  11.  RESTORING THE TIENNA IMAGE FROM THE 40185-406-10 CD .................. 12
  12.  SET THE BARD DRIVE PARTITIONS ........................................ 13
  13.  SETTING UP THE NETWORK CONNECTION .................................... 14
  14.  MAINS SAFETY TESTS PRIOR TO HANDOVER ................................. 14
  15.  DOCUMENTATION ........................................................ 14

APPENDIX 1 .................................................................. 15

1. IMAGE RESTORING AND CREATING ............................................. 15


            Thales Contact Solutions Limited : Company Confidential

PTS 185-100                      Tienna Issue A                     Page 3 of 15


                                 IMPORTANT NOTE

 All units for test will contain, as a minimum part of a document package, Work in Progress Movement Tickets and appropriate Stage Cards indicating applicable stages of inspection and test. Before commencing the following tests, the operator shall, by reference to the Stage Cards, guarantee that all previous stages of inspection and test have passed. In the event of all appropriate cards not showing clear evidence of completion, the operator must reject the unit for corrective action before proceeding with the tests. On successful completion of the following tests, the test operator shall endorse the Production Test Result
                 Sheet (PTRI85-001-002) in the approved manner.

                                     STATIC

 Ensure that appropriate measures are taken to prevent damage to components by static electricity before handling PCBs which have been or are about to be removed from the machine undergoing test.

                              POWER SUPPLY FAILURE

 If the Tienna undergoing test is in need of a replacement power supply, it is vitally important that all boards are removed from the UUT and that the equipment is re-tested to MTS 185-XXX before power is applied.

                                   DISK DRIVE

        Do not move or jolt the UUT while the disk(s) is (are) running.

                 USA MAINS SUPPLY IN A RACK MOUNTED ENVIRONMENT
                                    WARNING
 Both the LINE and NEUTRAL are FUSED in equipment racks destined for the U.S.A.

                             GLOSSARY of TERMS USED

Hostname A way of identifying the computer. For Renaissance machines to work properly, the 'Hostname' should be the same as the 'Computer Name'. It can be determined by right clicking the 'Network Neighborhood' icon on the desktop (also found in the 'Control Panel') and selecting 'Properties'.

IP Address       A setting to allow a computer to be recognised on a network.
                 Each networked computer has a unique IP Address.

Device Drivers   Software specific to a piece of hardware which acts as an
                 interface between the operating system (Windows NT) and the hardware electronics.

For further descriptions of terms used read Visual Source Safe entry:

       Renaissance/System/Non Release Specific/Documents/P185 Glossary.doc

This document describes terms such as CMSU, Port, Offline, Online & Nearline.


             Thales Contact Solutions Limited : Company Confidential

PTS 185-100                      Tienna Issue A                     Page 4 of 15


                              40185-100-10 TIENNA

1. TEST EQUIPMENT & DOCUMENTATION REQUIRED

     49185-100-10   Manufacturing Layout     Mainframe Assembly
     Process Specification                   PS1308
     Customer Requirements Sheet             Supplied by Contracts Dept.
     Portable Appliance Tester, PAT 101      e.g. TEM827
     PC with Hyperterminal & RS232 cable.
     Digital Multimeter                      e.g. Racal Dana 4008
     P185 Tienna Dummy Load                  TE2668
     P185 Tienna Power Supply Monitor        TE2664
     Fan Test Aid                            TExxyyzz
     Health Monitor Alarm & Warning Checker  TE3010
     Tienna Workstation Image CD             40185-406-10

2. PRELIMINARY CHECKS AND SET-up

2.1. Documentation checks

2.1.1. Each Tienna is built according to the documentation supplied. Check from the list below that the relevant documents have been supplied:-

          o   Bill of Materials    (Issue as specified on MFGPRO)
          o   Assembly Drawings    (Issue as specified on the Bill of Materials)
          o   Active ARs, PCIs and Hold Orders.

2.1.2. Check the equipment against the assembly drawing using the Bill of Materials for reference.

2.1.3.    Check the equipment configuration sheet has been completed correctly.

2.1.4.    Check that actions on all active Hold Orders have been implemented.

2.1.5. Check all modules/assemblies before or as they are used to build the Tienna-

2.1.6. Confirm all fixings are secure and all cable looms are dressed and routed correctly

2.1.7.    Check condition of cables / sleeves.

2.1.8.    Check all visible surfaces for marks or damage.

2.1.9.    Check the general condition of the equipment.

2.1.10. Details of any defect found and rework carried out must be recorded onto a 'Non-conformance Report' sheet.

2.1.11. IMPORTANT: Check that the jumper option link setting narrow or wide SCSI operation is fitted to the 40185 303 processor i/f pcb.

2.2. Polarity Keys Fitted Check

2.2.1. The Tienna processors must have polarising keys fitted. These should be a blue key fitted to J1, and a brown key fitted to J4 connectors.

          (The purpose of these keys, and in particular, the brown key, is to prevent the card from being fitted to the wrong slot. In the case of the processor, fitting to the wrong slot is catastrophic. The processor and the backplane suffer burnt out circuit traces resulting in both items being written off).

2.2.2.    The backplane should have a brown polarising key.

          Reject any items that do not comply.


            Thales Contact Solutions Limited : Company Confidential

PTS 185-100                      Tienna Issue A                     Page 5 of 15


3. INITIAL BUILD

3.1. Refer to the Equipment General Assembly drawing 40185-100-10 and the Manufacturing Layout document 49185-100-10 for how to construct the chassis.

3.2. Apply the chassis type label to the chassis as shown on drawing 40185-100-10. Apply the serial number label to the serial number box within the chassis label.

3.3. Enter the serial numbers for the following items into the appropriate boxes on the configuration sheet
     CFS185-001:-                                            P.S.U. and Chassis.

4. CHASSIS TEST

Test the build so far as outlined in this paragraph and enter the results into the appropriate boxes in the Test Results Sheet PTR185-100.

          TEST EQUIPMENT REQUIRED
          PAT101 Portable Appliance Tester             TEM827
          Digital Multimeter (3 1/2 digit to better than 0.2%)    e.g. TEM621
          Tienna Power Supply Monitor                  TE2664
          P185 Chassis Power Wiring Dummy Load         TE2668

4.1. FIT PSUs

Fit 2 Power Supply Units, one into each PSU backplane. I.E. there are 4 slots, 2 of which share one PSU backplane, 2 the other PSU backplane.

NOTE:

Ensure p.s.u. output cable ends are insulated so as not to cause short circuit.

4.2. MAINS SAFETY TESTS (Rear Chassis Assembly only)

4.2.1. Carry out 'Earth Bond Test' according to paragraph 3 in PS1308 for '4A Earth Bond' on the Unit under test mains input socket.

4.2.2. Insert a Mains supply lead into the appropriate Mains input connector for the p.s.u. (or pair of PSUs*) under test and switch on.
          * Depending upon what the unit ships with.

4.2.3. Carry out 'Insulation Test' according to paragraph 4 in PS1308 for 'Earthed Equipment' on the Unit under test mains input socket.

4.3. POWER UP (Rear Chassis Assembly only)

4.3.1. Connect the UUT drive power connectors from one of the p.s.u. backplanes to the flying leads on TE2668

4.3.2. With the Tienna mains switch OFF, connect a powered mains lead to mains input Socket no. 1 only. Check that the 'INPUT OK' and FAULT' LEDs illuminate on the first PSU.

4.3.3.    Connect up the Dummy Load box TE2668, including the feedback cable.

4.3.4. Switch the Tienna mains on and check that all LEDs illuminate on the top panel of the Dummy Load Box TE2668. Using the DVM, measure the voltages and record on the Test Result Sheet.

4.3.5. Monitor the 5V rail. Switch the 50mV/Sense (feedback) switch to the opposite position and observe that the output voltage changes by 50mV +/- 10mV. Repeat with the same test limits on the 3V3 rail and +12v rail.

4.3.6.    Repeat paragraphs 4.1 to 4.5 for the other p.s.u. backplane.

4.3.7. Switch off the Tienna and disconnect Mains input. Connect drive power cables to the HDD carriers.


             Thales Contact Solutions Limited : Company Confidential

PTS 185-100                      Tienna Issue A                     Page 6 of 15


5. INITIAL FUNCTIONAL CHECKS

5.1. Check that the jumpers on each hard drive bay match the diagram below:

                TIENNA Hard Drive Channel & Ident arrangements.

   [The following table was represented as a graphic in the printed material.]

                         Set Jumper Links to these ID's

                               Ch01        Ch02
                            ----------  ---------
                PSU's       00  01  02  00  01  02

5.2. The following table shows the arrangement of hard drives, depending upon how many drives are fitted (3 is the minimum):

   ------------------------------------------------------------------------
   No. Drives              ChO1                           Ch02
   ------------------------------------------------------------------------
        3         00        01                   00
        4         00        01                   00        01
        5         00        01        02         00        01        02
        6         00        01        02         00        01        02
   ------------------------------------------------------------------------

5.3. Fit 3 Hard Drives in positions
          CH1       ID00,     CH1       ID01,     CH2       ID00
     Lock Pod doors.

5.4. Join the two halves of the Tienna as directed by the Manufacturing Layout document 49185-100-10.

5.5. Check that at least two PSU's are fitted in the Tienna. If only two are fitted, one must be in one PSU backplane and one in the other PSU backplane.

5.6. Insert PSU Test Monitor Card, TE2664 into the Processor slot.

5.7. With the Tienna mains switch OFF, connect a powered mains lead to mains input Socket no. 1 only.
          Check that the 'INPUT OK' and FAULT' LEDs illuminate on the first PSU

5.8. Switch the Tienna mains switch on and check that all LEDs illuminate on the front panel of TE2664.

5.9. Check that the 'FAULT' LED is extinguished on the first PSU

5.10. Ensure all 3 fans in the fan tray are running and that the Raid Controller fan is running.

5.11. Ensure that the Raid Controller passes all its diagnostic tests, with no alarms or warnings. Some 30 seconds after applying power, the boot sequence will be complete. The Raid controller should display the time and temperature.


            Thales Contact Solutions Limited : Company Confidential

PTS 185-100                      Tienna Issue A                     Page 7 of 15


5.12.     Measure the DC supply voltages generated by each Power Supply Unit
          (PSU) as follows:

          o    Install a PSU in positions 1 and 3.

          o Plug mains power into power socket 1 and using the DMM on the TE2664 test points, ensure all voltages are within specified limits. (See table in PTR185-100 for paragraph 4.3). Remove the power cable.

          o Plug mains power into power socket 2 and ensure all voltages are within specified limits. Remove the power cable.

5.13. Power off and remove the PSUs. Install a PSU in positions 2 and 4. Repeat para 5.15 for the alternative PSU positions.

5.14.     Switch the Tienna off and remove TE2664.

          Fit hard drives into the remaining 3 positions. Plug powered mains leads into both input sockets and switch on. Check that all the hard drive pod fans are drawing air into the unit using TExxyyzz. (Note: there are 2 fans per pod).

5.15. Ensure the left hand LED on each pod illuminates 'green', indicating that the power is on. The right hand LED should flash amber when drive activity is detected. (I.E. erratically).

5.16. To each pod in turn, unlock, but DO NOT OPEN each pod door and then re-lock immediately. Check that the right hand LED now flashes red, but extinguishes after approximately 30 seconds.

5.17.     Switch the Tienna off.


            Thales Contact Solutions Limited : Company Confidential

PTS 185-100                      Tienna Issue A                     Page 8 of 15


6. CONFIGURING THE TIENNA RAID DRIVES

6.1. Refer to the diagram and table in para 3.3.2 & 3 to check the jumpers on each hard drive bay.

6.2. Check that at least two PSU's are fitted in the Tienna. If only two are fitted, one must be in one PSU backplane and one in the other PSU backplane.

6.3. The Raid facility must be tested with the full complement of hard drives even if the customer order is for less than this. Install 6 hard drives. Connect a PC running Hyperterminal via an RS232 comms lead to the Serial Port on the front panel of the Tienna.
     Run Hyperterminal on the PC.

6.4. Switch on the Tienna. The Hyperterminal screen fills with diagnostic messages from the Raid Controller eventually presenting the raid controller identity screen. Press the Enter key to bring up the 'System Menu'.

6.5. Select 'Display Drives'. Press the Enter key. The Raid Controller will identify the drives. If the message "Disk Channel 'X' failure, appears, where 'X' is the failed channel then power down, rectify the fault and try this test again.

6.6. Power down if necessary to remove any drives that are not part of the customer order.

6.7. Connect a PC running Hyperterminal via an RS232 comms lead to the Serial Port on the front panel of the Tienna.
     Run Hypertennina1 on the PC.
     Switch on the Tienna. The Hyperterminal screen fills with messages from the Raid Controller, eventually presenting the raid controller identity screen. Press the Enter key to bring up the 'System Menu'.

6.8. Select 'Display Drives'.
     All the fitted drives will be listed. Check that this is the case.

     (The menus presented at each stage will disappear after a short while - simply press the 'Esc' escape key to return to the last used screen).

6.9. From the 'System Menu', select 'Configuration Menu', 'Set Date/Time'. Correct if necessary.

6.10.     Select 'Backoff Percent'. Check that this reads 1%.
          Select 'Host Configuration'. Check/set the following items:
          (press Enter after each item).
               Target ID = 0
               Bridge LUN = 01
               Termination = ON
               Termination Power = ON

6.11. Press Enter. At which point the prompt "Are you sure" appears. Answering 'Yes' will produce the response 'Config Done'.
          Press the 'Esc' key to return to the 'System Menu'.

6.12.     Select 'Add an Array' and press Enter.
          Type the Array name which has a specific format using the Order Number, followed by the letters TNA and two digits signifying which Tienna it is. E.G. (SP12345TNA01). Press Enter.
          Set the following:
               LUN = 00
               Raid Type = Raid 5
               Number of Drives = As Customer Order.

6.13.     Press Enter.

6.14. Select 'Drives' and press Enter. Drive details are displayed. Highlight each entry in turn and press Enter. Entries are then greyed out, as they become part of the array.

6.15.     Set the 'Chunk Size' to 64kB.

6.16. At this point the prompt "Are you sure" appears. Answering 'Yes' will produce the response 'Creating, Initialising' with '% Complete'.
          (The initialisation process takes approximately 30 of your earth minutes).

          When complete, press the 'Esc' key to return to the 'System Menu'. Close Hyperterminal. Disconnect the PC RS232 connection.
          The Raid Array set up is complete.


            Thales Contact Solutions Limited : Company Confidential

PTS 185-100                      Tienna Issue A                     Page 9 of 15


6.17. Switch the Tienna off. Remove each hard drive in turn. Tick the appropriate boxes on the hard drive ident label. Log the serial number of each drive on the Configuration Sheet.
          Re-insert the drive into the pod and lock in place.

NOTE: for an unexplained reason, about one in ten installations results in the response "Command Failed" being received at the beginning of the process. In this case start again at paragraph 6.9.


            Thales Contact Solutions Limited : Company Confidential

PTS 185-100                      Tienna Issue A                    Page 10 of 15


7.   INSTALLATION of the PROCESSOR MODULE.

7.1. Insert a Blanking Panel into slot 12, to enable the upper and lower tapped strips to align correctly. Remove the Blanking Panel.

7.2. Insert a Processor Module into slots 8 & 9. (This is easier said than done as the combined engagement forces of all the sockets on the module is high).

7.3. Connect a monitor, mouse and keyboard to the processor.

7.4. Switch the Tienna on whilst at the same time pressing the F2 key, to enter the BIOS setup facility. Check that the 'PWR' LED on the Processor front panel is illuminated.

7.5. Adjust Main BIOS Settings:

          Select 'Main' on the BIOS Setup display.
          Set the system time and date if required, using the + & - keys.
          Set Legacy Diskette A:                            Disabled
          Select Boot Options,                              Enter.
          Set Floppy Check:                                 Disabled
          Set Quiet Boot Screen                             Disabled
          Set POST Errors:                                  Enabled
          Press                                             Escape.

7.6 Adjust Advanced BIOS Settings:

          Select 'Advanced'
          Select I/O Device Configuration                   Enter
          Set Floppy Disk Controller:                       Disabled
          Press Escape.
          Select PCI Configuration,                         Enter
          Select Embedded PCI Devices                       Enter
          Set Embedded Ethernet:                            Enabled
          Set Adaptec Ultra-2 SCSI Adapter:                 Enabled
          Press                                             Esc, Esc.

7.7. Set the Boot Device Order:

          Select 'Boot'. Following the on-screen instructions, Move ATAPI CD-ROM Drive to the top of the list.
          Move Hard Drive to position 2.
          Press Escape.
          Select 'Exit Saving Changes', Enter
          Confirm changes and exit.


            Thales Contact Solutions Limited : Company Confidential

PTS 185-100                      Tienna Issue A                    Page 11 of 15


8. CONFIGURING the TIENNA SCSI BIOS

8.1. Enter the SCSI BIOS Setup Utility:

          Switch off the Tienna. Switch it back on.
          Watch for the screen prompt asking for CtrlA to be pressed to enter the SCSI BIOS.
          Press the Ctrl and A keys together when the prompt appears.

8.2. Set the SCSI ID & LUN:

          Select Configure
          View Host Adapter Settings                        Enter.
          Select Boot Device Options                        Enter
          Set Boot SCSI ID                                  0
          Set Boot LUN Number                               1
          Press                                             Esc, Esc

8.3. Set SCSI Device I/O #0:

          Select SCSI Device Configuration,                 Enter.
          Select BIOS Multiple LUN Support
          Set SCSI Device I/O #0                            Yes
          Remainder Device I/O's                            No
          Press                                             Esc, Esc
          Confirm changes
          Press                                             Esc
          Exit Utility.

9. INSTALLATION of the HEALTH MONITOR

(If required, otherwise fit a blanking plate 40185-577-XX - there are currently two types, either of which may be used).

9.1. Install the Health Monitor module 40185-125-11 in slot 1.

10. INSTALLING DSP, PCM32, ISDN & SS7 Line Cards

10.1.     Check that cards have the polarising keys fitted.

10.2.     Power down the Tienna.

10.3. Install the El and PCM32 cards from the right hand side (slot 16) of the Tienna, working left.

10.4. Install DSP cards from next to the Health Monitor card filling slots toward the processor card.

10.5.     Install SS7 cards to the right of the processor, starting at slot 10.

10.6.     Software installation is performed at a later stage.


            Thales Contact Solutions Limited : Company Confidential

PTS 185-100                      Tienna Issue A                    Page 12 of 15


11. RESTORING the TIENNA IMAGE from the 40185-406-10 CD

Once the Rack has been assembled installation of Operating System can begin.

To ease the process 'images' of finished installations have been taken. These are copies of the hard drive in a format such that it may be written back to (restored to) any other hard drive (provided the drive is equal to or larger than the original used to create the image).

A description of the process is given in Appendix 1.

11.1.     Run PQDI.EXE:

          o Insert the 40185-406-10 CD into the drive and restart the machine. Wait for the A:\ prompt to appear on the display.
          o    Type z:             Enter
          o    Type CD\PQDIPRO     Enter
          o    Type PQDI           Enter
          o    The Power Quest Drive Image Pro screen will be displayed.

11.2.     Restore the Image:

          o    Click Restore Image.
          o    Click Browse.
          o    Double click the Z:\ drive.
          o    For Tienna, double click the Images folder.
          o    Click CB3500BX.PQI (the Tienna image file).
          o    Click OK
          o    Click Next.
          o    Click Next.
          o    Click Leave Remaining Free space, OK.
          o    Click Advanced Options.
          o    Click Verify Disk Writes, OK.
          o    Click Finish.
          o    Wait for the image to be restored.
          o This will take approximately 90 seconds. At the end the results may be displayed if required.

11.3.     Re-start the machine.

          o    Remove the CD-ROM.
          o Turn the power of then on again, or press the Ctrl, Alt, Delete keys.
          o Login with User Name 'RenaissanceServices', Password 'network' (case sensitive).


            Thales Contact Solutions Limited : Company Confidential

PTS 185-100                      Tienna Issue A                    Page 13 of 15


12. SET THE HARD DRIVE PARTITIONS.

12.1      Re-assign the CD-ROM drive letter:

          o Click 'Start' Programs 'Administrative Tools (Common)' and select 'Disk Administrator'.
          o Right mouse click on the CD-ROM (D:) drive and click 'Assign Drive Letter'.
          o    Set the drive letter to Z and click 'OK'.


12.2      Create an E: drive partition:

          o    Right mouse click on the 'Free' disk to the right of the 'C:'
               drive.
          o    Click 'Create' and set the partition size to 2000 MB. Click 'OK'.
          o    Right mouse click on the new partition and 'Assign Drive Letter'
               E.
          o    Click on the E: partition and select 'Commit Changes'.
          o Click on the E: partition and select 'Format', click 'FAT' and 'Quick', then 'Start' Close' when finished.
          o Click on the E: partition and select 'Properties'. Set the label to 'IMAGES'. Click 'OK'.

12.3.     Create a D: drive partition:

          o Right mouse click on the 'Free' disk to the right of the new 'E' partition.
          o Click 'Create' and set the partition size to the remainder of 'Disk 0'.
          o    Right mouse click on the latest partition and 'Assign Drive
               Letter' D.

(The reversal of the lettering is deliberate. The reason is that Power Quest Drive Image requires a FAT partition within the first 8GB of the hard drive, yet this partition is required to be the last in the list).

          o    Click on the D: partition and select 'Commit Changes'.
          o Click on the D: partition and select 'Format', click 'NTFS' and 'Quick', then 'Start'.
          o    Click 'Close' when finished.
          o Click on the D: partition and select 'Properties'. Set the label to 'DATA'. Click 'OK'.

12.4.     Close 'Disk Administrator'


            Thales Contact Solutions Limited : Company Confidential

PTS 185-100                      Tienna Issue A                    Page 14 of 15


13. SETTING UP THE NETWORK CONNECTION

          DO NOT CONNECT TO THE NETWORK UNTIL AFTER THE MAINS SAFETY TESTS
          (next):

13.1.     Set the Host Name of the computer.

          o    Right mouse click the 'Network Neighborhood' icon
          o    Select 'Properties'. Select the 'Protocol' tab.
          o    Click the 'Identification;' tab and note the Computer Name.
          o    Select 'Properties'. Select the 'Protocol' tab.
          o    Select 'TCP/IP Protocol' and click the 'Properties' button.
          o    Click the DNS tab. Enter the Computer Name in the Host Name box.
          o There must be NO spaces in the Computer Name or Host Name and the following are the only permissible characters for a Host Name (maximum of 15 characters) :-
               => 'a'-'z'
               => 'A'-'Z'
               => '0'-'9'
          o    Click 'Apply', 'OK'.

13.2.     Set the Network IP Address.

          o    Select 'TCP/IP Protocol' and click the 'Properties' button.
          o    Click the 'IP Address' tab.
          o    Click the 'Specify an IP address' radio button.
          o Set the network IP address to one of the numbers allotted for Tienna production. Each sub-system unit must have its own unique IP address.
          o    Set the Subnet Mask to 255.0.0.0. (Known as Class A).
          o    Click 'Apply', 'OK', 'OK'.

14. MAINS SAFETY TESTS PRIOR TO HANDOVER

The following tests were performed earlier. The test are to be performed again, with the addition of 'Earth Leakage', to meet with legal obligations in reagrd to mains safety.

14.1. Carry out 'Earth Bond Test' according to paragraph 3 in PS1308 for '4A Earth Bond' on the Unit under test mains input socket.

14.2. Insert a Mains supply lead into the appropriate Mains input connector for the p.s.u. (or pair of PSUs*) under test and switch on. *Depending upon what the unit ships with.

14.3.     Carry out an 'Earth Leakage Test' to PS1308, Paragraph 6.

14.4. Carry out an 'Dielectric Strength (Flash) Test' according to paragraph 7 in PS1308 for 'Earthed Equipment' the Unit under test mains input socket.

15. DOCUMENTATION

          Ensure all modules and assemblies used to build the Tienna have been checked (re. para. 2.1).

          Ensure PTR is complete and fully stamped for this 'build' stage of test.

          Complete the configuration sheet CFS.

                       -- End of Tienna Build Procedure --


            Thales Contact Solutions Limited : Company Confidential

PTS 185-100                      Tienna Issue A                    Page 15 of 15


APPENDIX 1

1. IMAGE RESTORING and CREATING

1.1 To ease the process 'images' of finished installations have been taken. These are copies of the hard drive in a format such that it may be written back to any other hard drive (provided the drive is equal to or larger than the original used to create the image).

1.2 Images are restored using PowerQuest Drive Image software. Whether creating or restoring an image it is vital to select the 'Advanced' option button presented by Drive Image just prior to the disk activity being initiated and select 'Verify', before proceeding.

1.3 Restoring Images

Restoring an image from DVD RAM Drive:

Put the DVD disk containing the image to be restored into the DVD RAM drive. Place floppy disk 1 of the PowerQuest 2 disk set into the 3 1/2 inch drive. Reboot the system. Insert disk 2 of the set. Run a:\PQDI. Follow the on screen instructions. 'Browse' to select the 'C:Floppy' drive (Drive Image's name for the DVD drive) and locate the required image file. Click on the file to be restored, click 'OK' Next'. Click 'Select All', ,Next,, 'Delete Partitions', 'Delete All'. Finally select 'Advanced', 'Verify', 'OK' before starting the restore operation.

During the restore process, if the image is a large one, a warning message
'Moving past cylinder 1023....' Is shown. Click 'Yes' to proceed with the restore operation.

During the restore, a '1023 Cylinders' message box will ask whether to continue, click 'OK', 'Exit' when finished. Do not forget to remove the disks used.

Restoring an image from Hard Drive:

Put the CD containing Drive Image into the CD ROM drive. Reboot the system. Run Z:\PQDIPRO\PQDI. Follow the on screen instructions, using 'Browse' to locate the hard drive partition in which the image is stored (usually E:).

Restoring an image from CDROM

(Tienna Install disk with image on same disk as Drive Image Software):

Put the CD containing Drive Image into the CD ROM drive. Reboot the system. Run Z:\PQDIPRO\PQDI. Follow the on screen instructions, using 'Browse' to locate the stored image (usually Z:\Images\).

At the point where you are asked about 'Resizing Partitions', select 'Leave remaining space.'. Follow the on screen instructions remembering to select 'Advanced', 'Verify'.

1.4 Creating Images of installations:

After SQL and other Microsoft software has been installed and once the Renaissance software has been installed, it is very useful to take an image of the drive.

The creation process allows for a comprehensive description of what the image contains. Do make use of this facility in order to help others using your work. Proceed as follows:

Creating an image to store on DVD RAM Drive:

Put the DVD disk that is to contain the image to be restored into the DVD RAM drive. (The DVD disk must be formatted to 'FAT16 2.0GB' standard. Select 'Execute Physical Format' when formatting). Place floppy disk 1 of the PowerQuest 2 disk set into the 3 1/2 inch drive. Reboot the system. Insert disk 2 of the set. Run a:\PQDI. Follow the on screen instructions, remembering to select 'Advanced', 'Verify'.

Creating an image to store on the Hard Drive:

Put the CD containing Drive Image into the CD ROM drive. Reboot the system. Run Z:\PQDIPRO\PQDI. Follow the on screen instructions, using 'Browse' to locate the hard drive partition in which to store the image. Remember to select 'Advanced', 'Verify'.


            Thales Contact Solutions Limited : Company Confidential

PTS 185-101                       Rel 6 Issue A                      Page 1 of 3


--------------------------------------------------------------------------------
                       PRODUCTION TEST RESULTS PTS 185-101

                          P185 Renaissance - Release 6

                      Renaissance Build - Test Result Sheet
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                             AMENDMENT RECORD LIST
--------------------------------------------------------------------------------
Issue      No. of     Date       Name        Details
           sheets
--------------------------------------------------------------------------------
A          3          29/05/01   P.Joyce     Document originated





--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Author: P.J.Joyce             Approved:                     Authorised:


Date: 30/05/01                Date:                         Date:
--------------------------------------------------------------------------------


            Thales Contact Solutions Limited : Company Confidential

PTS 185-101                       Rel 6 Issue A                      Page 2 of 3


--------------------------------------------------------------------------------
                               RENAISSANCE PRODUCT
--------------------------------------------------------------------------------
Customer                                     Order No.

--------------------------------------------------------------------------------
                                             Serial No.s : (if applicable)

40185-122-10 GENERAL PURPOSE SERVER

40185-123-10 RAID ARRAY

40185-100-10 TIENNA
--------------------------------------------------------------------------------

Stamp all completed items. Enter details and or measurements where requested.

--------------------------------------------------------------------------------
PARA.    INITIAL BUILD                                      PTS185-001     STAMP
--------------------------------------------------------------------------------
  1.     40185-122-10 GENERAL PURPOSE SERVER
--------------------------------------------------------------------------------
 1.2     GPS RAID ARRAY SET UP
--------------------------------------------------------------------------------
 1.4     CMSU RAID ARRAY SET UP (General Purpose Server)
--------------------------------------------------------------------------------
 1.5     INSTALL the SCSI DRIVERS

 1.6     INSTALL the PLASMON (Juke Box) Drivers

 1.7     INSTALL the SOUND CARD Drivers
--------------------------------------------------------------------------------
 1.8     INSTALL REPLAYER Line Cards & Dsp Cards
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  2.     40185-123-10 RAID ARRAY
--------------------------------------------------------------------------------


            Thales Contact Solutions Limited : Company Confidential

PTS 185-101                       Rel 6 Issue A                      Page 3 of 3


--------------------------------------------------------------------------------
  3.     40185-100-10 TIENNA
--------------------------------------------------------------------------------
         MAINS SAFETY TESTS
3.2.4
         Earth Bond Test to PS 1308 paragraph 3.
         Insulation Test to PS 1308 paragraph 4.
--------------------------------------------------------------------------------
3.3.12   POWER RAIL MEASUREMENT                                  PSU 1

         Measure the DC supply voltages. Ensure all     Backplane      Backplane
         voltages are within specified limits.              A              B

         +12v +/- 5% i.e. between 12.6 and 11.4v
         inclusive                                      ....... V      ....... V

         -12v +/- 5% -12.6v & -11.4v                    ....... V      ....... V

         +5v +/- 2% i.e. between 5.1 and 4.9v
         inclusive                                      ....... V      ....... V

         +3.3 +/- 5% 3.465v & 3.135v                    ....... V      ....... V

                                                                 PSU 2

         Measure the DC supply voltages. Ensure all     Backplane      Backplane
         voltages are within specified limits.              A              B

         +12v +/- 5% i.e. between 12.6 and ll.4v
         inclusive                                      ....... V      ....... V

         12v +/- 5% 12.6v & -11.4v                      ....... V      ....... V

         +5v: +/- 2% i.e. between 5.1 and 4.9v
         inclusive                                      ....... V      ....... V

         +3.3v +/- 5% 3.465v & 3.135v                   ....... V      ....... V
--------------------------------------------------------------------------------
 3.4     CONFIGURE THE TIENNA RAID DRIVES
--------------------------------------------------------------------------------
3.5.5 to PROCESSOR MAIN BIOS Settings.
 3.5.7
         Advanced BIOS Settings:

         Set the Boot Device Order:
--------------------------------------------------------------------------------
 3.6     CONFIGURE the TIENNA SCSI BIOS
--------------------------------------------------------------------------------


            Thales Contact Solutions Limited : Company Confidential